Exhibit 10.9

July 1, 2018

To: Dr. Michael Hayden

Re: Industry Director Position—89bio LTD (the “Company”)

Dear Michael,

In connection with your appointment as an industry expert director (the “Industry Director”) on the Company’s Board of Directors (the “Board”), in accordance with the provisions of Article 36(a) of the Company’s Articles of Association (the “Articles”), we set forth the following information regarding the compensation and benefits that you will be entitled to as an Industry Director.

As compensation for your services as an Industry Director, you will receive a monthly fee of US$ 3,334 for your ongoing services as a director on the Board, until otherwise decided by the Board.

The Company will reimburse you for all reasonable out-of-pocket expenses incurred by you in connection with your services as an Industry Director. All reimbursements are in accordance with established Company policies.

Any payments made pursuant to this letter shall be subject to withholding tax by the Company according to applicable law or the tax authorities’ certificate submitted by you to the Company, to the extent applicable.

Nothing in this letter shall be interpreted such that you have a right to be an Industry Director for any specific period of time; you may be removed in accordance with the Articles at any time.

This letter sets forth the compensation to which you would be entitled as an Industry Director to the Board, subject to the conditions set forth herein, and supersedes any prior representations or agreements, whether written or oral, other than the Offer Letter by and among you and the Company, dated February 2018 which shall stay in effect. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

Sincerely,

89bio LTD

By:	/s/ Anat Naschitz

Title:	Director

Accepted:

Dr. Michael Hayden

/s/ Dr. Michael Hayden